Exhibit 10.3

FIRST AMENDMENT TO TRANSITION AGREEMENT

THIS FIRST AMENDMENT TO TRANSITION AGREEMENT (this “First Amendment”), is made as of February 29, 2012, by and among Radius Health, Inc. (the “Company”), and C. Richard Lyttle (the “Executive”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Transition Agreement (as defined below).

RECITALS

A.                                   The Company and the Executive have entered into a transition agreement, dated December 1, 2011 (the “Transition Agreement”).

B.                                     The parties hereto wish to amend certain terms of the Transition Agreement to provide (1) for the automatic termination of the Transition Agreement on the Six Month Anniversary (as defined in the Transition Agreement); (2) for the terms of the Executive’s employment through the Six Month Anniversary; and (3) for the terms of the Executive’s service with the Company following the Six Month Anniversary.

AMENDMENT

The parties hereto hereby amend the Transition Agreement as follows, effective as of February 29, 2012 (the “Effective Date”).

1.                                       Section 2(c).  The second sentence of Section 2(c) of the Transition Agreement is hereby deleted and replaced in its entirety with the following:

“The Executive’s target 2012 Bonus shall be forty percent (40%) of the Executive’s Base Salary, but the actual amount of the 2012 Bonus shall be determined on the basis of the attainment of the following individual and Company performance objectives:  (i) the re-establishment of the Company’s Scientific Advisory Board by June 1, 2012, which the Company currently intends will remain in effect for at least two (2) years following the date of its establishment and (ii) the Executive’s assistance in the closing by the Company of a financing transaction in 2012.”

2.                                       Section 3(a).  The following sentences are hereby added to the end of Section 3(a) of the Transition Agreement:

“In addition, upon the Six Month Anniversary, if not earlier terminated, this Agreement shall automatically terminate and the Executive shall be entitled to receive the payments and benefits set forth in Sections 3(b) and 3(c)(ii) hereof.  In the event of such an automatic termination of employment on the Six Month Anniversary, the Consulting Agreement attached hereto as Exhibit C (the “Consulting Agreement”), shall set forth the terms and conditions of the Executive’s service with the Company following the Six-Month Anniversary.”

3.                                       Section 3(c).  Section 3(c) of the Transition Agreement is hereby deleted and replaced in its entirety with the following:

“(i)                               In the event the Executive’s employment is terminated (i) due to the Executive’s death prior to the Three Month Anniversary or (ii) for any reason other than for Cause after the Three Month Anniversary (but not including an automatic termination upon the Six Month Anniversary), (A) the Executive shall be entitled to receive an amount equal to the sum of (1) the Base Salary the Executive would have received from the Date of Termination through the Six Month Anniversary (had he remained employed through the Six Month Anniversary) and (2) the 2012 Bonus, pro rated based on the number of days in the calendar year through the Date of Termination, payable within sixty (60) days after the Date of Termination and (B) any vested and outstanding options to purchase shares of the Company’s common stock held by the Executive on the Date of Termination shall remain exercisable until the later to occur of (1) the first anniversary of the Date of Termination or (2) the date that is 30 days after the date on which the Company’s common stock first becomes listed on a national stock exchange; provided, however, that in no event shall any stock option remain exercisable beyond the original expiration date of such option and provided, further, that each such option shall be terminable in accordance with the terms of the equity plan pursuant to which it was granted.  Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided in this Section 3(c)(i) that the Executive execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within thirty (30) days following the Date of Termination.

“(ii)         In the event the Executive’s employment is terminated by reason of an automatic termination upon the Six Month Anniversary, (A) the Executive shall be entitled to receive the 2012 Bonus, pro rated based on the number of days in the calendar year through the Six Month Anniversary, payable within sixty (60) days after the Date of Termination and (B) any vested and outstanding options to purchase shares of the Company’s common stock held by the Executive on the Date of Termination shall be subject to such terms and conditions as set forth in the Consulting Agreement.  Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided in this Section 3(c)(ii) that the Executive execute and deliver to the Company Release within thirty (30) days following the Date of Termination.”

4.                                       This First Amendment shall be and, as of its effectiveness, is hereby incorporated in and forms a part of, the Transition Agreement.

5.                                       Except as expressly provided herein, all terms and conditions of the Transition Agreement shall remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first set forth above.

Radius Health, Inc.

By:	/s/ Michael S. Wyzga
Name:	Michael S. Wyzga
Title:	President and Chief Executive Officer

Date:	February 29, 2012

/s/ C. Richard Lyttle
C. Richard Lyttle, Ph.D.

Date:	February 29, 2012

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Exhibit C

Consulting Agreement

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of February 29, 2012, by and among Radius Health, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and C. Richard Lyttle (the “Consultant”).

RECITALS

A.                                   Prior to the Effective Date (as defined below), the Consultant served as the Chief Scientific Officer of the Company pursuant to that certain transition agreement dated December 1, 2011, as amended on February 29, 2012 (the “Transition Agreement”).

B.                                     The Consultant and the Company mutually desire to transition the Consultant from the Chief Scientific Officer of the Company to an independent contractor of the Company, effective as of June 1, 2012 (the “Effective Date”).

C.                                     The Consultant and the Company mutually desire that, effective as of the Effective Date, this Agreement will supersede the Transition Agreement in its entirety, and the Consultant shall continue as an independent contractor to perform consulting services for the Company and the Consultant is willing to perform such services, on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       SERVICES AND COMPENSATION

(a)                                  As of the Effective Date, the Consultant agrees to perform services for the Company as Chairman of the Company’s Scientific Advisory Board, which will meet at least four (4) times per year (the “Services”).  The Consultant shall perform such services as are customary for a chairman of a scientific advisory board of a biotechnology company and reasonably requested by the Chief Executive Officer of the Company.  The Company currently expects that the Scientific Advisory Board will remain in effect for at least two (2) years after the date hereof.

(b)                                 The Company agrees to pay the Consultant an annual fee equal to $30,000 (the “Compensation”) for the performance of the Services during the term of this Agreement.  In addition, the Company shall reimburse the Consultant for all reasonable business expenses incurred by the Consultant in performing Services pursuant to this Agreement.  The Consultant shall submit all statements for services and expenses in a form prescribed by the Company every two weeks and such statement shall be approved by the contact person listed below or other designated agent of the Company.

(c)                                  During the term of this Agreement, any vested and outstanding options to purchase shares of the Company’s common stock held by the Consultant as of the Effective Date shall continue to vest (through the term of this Agreement) pursuant to the terms of such options, and such options shall remain exercisable until the later to occur of (1) the first anniversary of the termination of the Consultant’s Services and (2) the date that is thirty (30) days after the date on which the Company’s common stock first becomes listed on a national securities exchange; provided, however, that in no event shall any stock option remain exercisable beyond the original expiration date of such option and provided, further, that each such option shall be terminable in accordance with the terms of the equity plan pursuant to which it was granted.

2.                                       CONFLICTING OBLIGATIONS

The Consultant certifies that the Consultant has no outstanding agreement, relationship or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude the Consultant from complying with the provisions hereof, and further certifies that the Consultant will not enter into any such conflicting agreement or relationship during the term of this Agreement.  The Consultant agrees to comply with any insider trading policy, ethics policy and business conduct policy of the Company during the term of this Agreement.  The Consultant agrees to not use information received by the Consultant during the term of this Agreement for personal gain or take advantage of any business opportunities that arise as a result of this Agreement that might be of interest to the Company.

3.                                       TERM AND TERMINATION

(a)                                  Term.  This Agreement will commence on the date first written above and will continue until either party terminates this Agreement with thirty (30) days prior written notice to the other party.  Any such notice shall be addressed to the Consultant or the Company, as applicable, at the address shown below or such other address as either party may notify the other of and shall be deemed given upon delivery if personally delivered, or forty-eight (48) hours after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.

(b)                                 Survival.  Upon such termination all rights and duties of the parties toward each other shall cease except:

(i)                                     That the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to the Consultant for Services completed prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1(b) (Services and Compensation) hereof; and

(ii)                                  Sections 1(c), 2 (Conflicting Obligations), 4 (Confidentiality) and 6 (Independent Contractors) shall survive termination of this Agreement.

4.                                       CONFIDENTIALITY

(a)                                  The parties acknowledge and agree that they have entered into a Confidentiality and Non-Competition Agreement and that such agreement shall remain in full force and effect in accordance with its terms.

(b)                                 Upon termination of the Consultant’s engagement for any reason, the Consultant will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information regarding third parties received by the Consultant while providing Services.

5.                                       ASSIGNMENT

Neither this Agreement nor any right, obligation or interest herein may be assigned or transferred by the Consultant without the express written consent of the Company.

6.                                       INDEPENDENT CONTRACTOR

(a)                                  It is the express intention of the parties that the Consultant is an independent contractor.  Nothing in this Agreement shall in any way be construed to constitute the Consultant as an agent, employee or representative of the Company, but the Consultant shall perform the Services hereunder as an independent contractor.

(b)                                 The Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this contract, and shall incur all expenses associated with performance.

(c)                                  The Consultant acknowledges and agrees:

(i)                                     The Consultant is obligated to report as income all compensation received by the Consultant pursuant to this Agreement;

(ii)                                  The obligation to pay all self-employment and other taxes thereon; and

(iii)                               It is the intent of the parties hereto that during the term of this Agreement the Consultant receive no Company-sponsored benefits from the Company either as a consultant or employee.  Such benefits include, but are not limited to, paid vacation, sick leave, medical insurance, and 401(k) participation.  If the Consultant is reclassified by a state or federal agency or court as an employee, the Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company’s benefit plans in effect at the time of such reclassification the Consultant would otherwise be eligible for such benefits.

7.                                       ARBITRATION

The parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Boston, Massachusetts before the American Arbitration Association under its Commercial Arbitration Rules, or by a judge to be mutually agreed upon.  The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This Section 7 will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to obligations under this Agreement and the agreements incorporated herein by reference.

8.                                       GOVERNING LAW

Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.

9.                                       ENTIRE AGREEMENT; COUNTERPARTS

Effective as of the Effective Date, this Agreement, together with the Confidentiality and Non-Competition Agreement, constitutes the complete and final agreement of the parties and supersede any prior agreements between them, whether written or oral, with respect to the subject matter hereof (including without limitation the Transition Agreement).  The Consultant hereby agrees that as of the Effective Date any other such agreement or understanding is hereby terminated and shall be of no further force or effect.  No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

10.                                 SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Radius Health, Inc.

By:
Name:	Michael S. Wyzga
Title:	President and Chief Executive Officer
Address:	201 Broadway, 6th Floor
Cambridge, MA 02139

C. Richard Lyttle, Ph.D.